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[GenTek LOGO]

                                                               November 11, 2004

Mr. Richard Russell
276 Exeter Road
Hampton Falls, New Hampshire 03884

Re: Employment Letter Agreement dated March 29, 2004

Dear Rich:

     This letter will confirm our understanding and agreement with respect to certain benefits that will be provided to you in the event that there is a consummation of an acquisition of substantially all of the assets, business and/or common stock of GenTek Inc. (the "Company") (a "Company Sale") on or prior to June 30, 2005 and you remain actively employed at the time of the consummation of the Company Sale.

     If, and only if, the consummation of a Company Sale occurs on or prior to June 30, 2005, (i) upon the occurrence of such a Company Sale, your entire "excess pension balance" ($900,000) under the Supplemental Executive Retirement Plan (the "SERP") as described in your Employment Letter Agreement dated March 29, 2004 shall become immediately vested and be paid to you in one lump sum within ten (10) business days following such a Company Sale, and (ii) within ten
(10) business days following such a Company Sale, the Company will pay you the severance benefits, in one lump sum (the "KERP Payment") that you otherwise would have been entitled to receive pursuant to Section 4.02 under the GenTek Inc. Key Employee Retention Plan (the "KERP") if your employment had been terminated by the Company other than for Cause following a Change in Control consummated prior to the first anniversary of Emergence (as such terms are defined in the KERP). For the avoidance of doubt, nothing in this letter shall entitle you to receive a Gross-Up Payment (as defined in the KERP).

     In the event that there is no consummation of a Company Sale on or prior to June 30, 2005, the provisions of this letter agreement shall terminate and be of no further force or effect on June 30, 2005 or, if earlier (and prior to the occurrence of any Company Sale), the date your employment terminates for any reason.

     The SERP is hereby amended to the extent this letter agreement provides for any modification to the vesting provisions contained in the SERP and such amendment expires at the times set forth in this letter agreement. With respect to the KERP, the payment of the KERP Payment hereunder shall be in full satisfaction of any and all obligations of the Company to




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make any payments to you under Section 4.02 of the KERP, and the KERP is hereby amended, subject to the expiration provisions set forth herein, to so provide. The SERP and the KERP, as hereby amended, shall continue in full force and effect in accordance with their respective terms. For the avoidance of doubt, the amendments to the SERP and the KERP shall terminate and be of no further force or effect on June 30, 2005 or, if earlier (and prior to the occurrence of any Company Sale), the date your employment terminates for any reason.

     This agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the Delaware, without reference to the principles of conflicts of law of the Delaware or any other jurisdiction, and where applicable, the laws of the United States.

     Please countersign a copy of this letter where indicated below and return it to me, at which time this letter will become an amendment to your letter agreement dated March 19, 2004.

                                          Sincerely,


                                          William E. Redmond, Jr.
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                                          William E. Redmond, Jr.
                                          Chairman, Compensation Committee

Agreed to and Accepted this 11 day of November, 2004.


Richard R. Russell
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Richard R. Russell